Exhibit 10.1

September 12, 2011

Dr. Louis Vintro

Dear Louis:

It gives me great pleasure to extend an offer of employment to you.  Should you accept, your position title will be Senior Vice President of Business Development and Global Operations.  You will be reporting directly to me and I anticipate your start date to be sometime in October 2011.  It is probable that within one year of service and, after the completion of one or more acquisitions we may ask you to concentrate your activities towards Business Development to insure the successful integration of acquisitions into Key Technology; however, as I am sure you realize, the date of such a transition is uncertain.

Louis, we believe this position will greatly expand your career development and provide you an exciting opportunity to further the integrity, continuity, and accomplishments of the Global Operations team in the next year, and will provide the opportunity for you to make significant contributions to Key Technology prior to and after acquisitions have been made.

Your compensation structure is as follows:

Exempt Annual Compensation:
$230,000 per calendar year, paid bi-weekly at the rate of $8,846.15.

Annual Performance Incentive Plan:
Annual Performance Incentive Plan is set at 100% of annual compensation (prorated for FY’12).  A formal written performance plan document will be provided to you following the acceptance of this position; however, the initial performance plan will be based on exceeding our operating income targets for fiscal 2012, which ends on September 30, 2012.  Payment of this plan to you may be in the form of restricted stock or cash.

Long-Term Incentive Plan (LTIP):
Key has a Long-Term Incentive Plan that takes the form of restricted stock grants.  The restricted stock grants to management staff are awarded on a discretionary and periodic basis by the Board of Directors.  The number of shares awarded to each individual is determined as a function of their personal contribution and the stock price at the time of the grant.  These grants may take the form of employment-based and performance-based restricted stock.

For your first restricted stock award, I am pleased to offer you 2012-2014 performance-based stock award targeted at 100% of your starting annual base compensation.  This award will be effective on your first day of employment and the number of shares will be determined by the closing market price for Key’s Common Stock on that day.  Your Long-Term Incentive award is based on metrics as determined by the Compensation and Management Development Committee of the Company’s Board of Directors.

The vesting of these restricted shares is subject to your continued employment through December 15, 2014, and the sale of these shares is subject to you retaining a percentage of these shares while you are employed with Key Technology.

Benefits:
Provided we receive your completed enrollment forms, your group health, life, disability, and other standard benefit coverage will begin on your first day of employment.  Beginning with your first pay period, you will accrue vacation at the rate of 6.154 hours per pay period (160 hours per year).  You must complete six months of service prior to using accrued vacation time.  You will be eligible to participate in our 401(k) and Employee Stock Purchase Plan per the plan documents.

Please note that your employment with Key Technology is contingent upon successfully completing a pre-employment drug screen, and criminal history, social security, education and reference checks.  Human Resources will make the necessary arrangements with you once you have accepted the position.  In the meantime, please complete and return to Human Resources the enclosed employment application and background authorization.

Relocation:
I understand and agree that you will NOT be relocating your family to Walla Walla in the immediate future; however, this may be a requirement as your role with Key evolves.  Since we understand that you may want to obtain an apartment or temporary housing to use during your time in Walla Walla, we will provide you with a lump sum allowance in the amount of $20,000 less taxes to be paid to you within 30 days after you have either leased an apartment or purchased a home here.

Once we have mutually agreed that it is time for you to relocate your family to Walla Walla, Human Resources will arrange for packing and transport of normal household goods to Walla Walla through Swartz Moving/United Van Lines.    We will also provide you with an additional Relocation Expense Allowance in the amount of $20,000 less taxes to be paid to you within 30 days of moving your family to Walla Walla.

I-9 Requirement:
It is required by law that all persons working in the United States must provide proof of their employment eligibility by furnishing their employer with appropriate documentation on the first day of employment.  Therefore, should you accept our offer, you will need to provide us with the appropriate identification detailed in the lists attached (one from List A – or – one from List B and one from List C).  Please let us know in advance of any complications.

Louis, we look forward to your acceptance and to your joining the Company.  Should you have any questions or need clarification about any of the terms in this offer, please don’t hesitate to contact me.

In order to officially confirm your acceptance of employment, please sign the attached confirmation page and return it to the Human Resources department as soon as possible.  The letter is yours to keep.  This offer shall remain open for seven (7) days from the date of this letter.  Please note that it is our intention to keep your acceptance of this position confidential until you have had the opportunity to notify your current employer.  We will not make any public releases until you have advised us that you have communicated your intentions.

I personally look forward to working with you again and having you work at a great Company, Key Technology.

Sincerely,

/s/ David M. Camp

David M. Camp
President and CEO

CC:           Human Resources

EMPLOYMENT CONFIRMATION

I, Louis Vintro, accept Key Technology, Inc.’s offer of employment for the position of be Senior Vice President of Business Development and Global Operations.  I understand and agree to the terms and conditions of the employment offer as described in my offer letter.  I also acknowledge that the employment is of an “at will” nature, which means that I may resign at anytime and my Employer may discharge me at any time, with or without cause.

/s/ Louis Vintro	9-13-2011
Louis Vintro	Date

/s/ David M. Camp	9-13-2011
David M. Camp	Date
President and CEO